Exhibit (d)(4)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Agreement”) is entered into by and between FOCUS Investment Banking LLC, with its principal place of business at 8065 Leesburg Pike, Suite 750, Vienna, VA 22l82 USA, and Bucher and Christian Consulting, Inc. dba BCforward (“Bidder”), with its principal place of business at 9777 N. College Avenue, Indianapolis, IN 46280 (each, a ’‘Party” and collectively, the “Parties”),

The Parties agree:

1.	Confidential Information Defined. As used in this Agreement, the term “Confidential Information” means all disclosures made by one Party (the “Disclosing Party”) to the other or by both Parties to each other, whether in writing, by oral communication, by visual observation or otherwise, regarding FOCUS’ client company TSR, Inc. (hereinafter referred to as the “Client”), in connection with a potential negotiated transaction between Client and Bidder (a “Possible Transaction”). Confidential Information shall include the fact that the Confidential Information has been made available and that the Parties are discussing a Possible Transaction. Confidential Information shall not include information that: (a) is now or subsequently becomes publicly known through no breach of this Agreement; or (b) the receiving Party can show by written records is known to the receiving Party at the time of disclosure or is independently developed by the receiving Party without use of or reference to the Confidential Information; or (c) is received from a third party, other than the Client, who had a lawful right to disclose such Confidential Information.

2.	Nondisclosure and Nonuse of Confidential Information. Unless otherwise authorized in writing, a Party which receives Confidential Information (“Recipient”) shall keep Confidential Information secret and will not disclose, publish or disseminate any Confidential Information to anyone other than: (a) those of its directors, officers, employees, financial or legal advisors, or clients with a need to know for the specific purpose of evaluating the information and participating in negotiations regarding a Possible Transaction, provided that such persons agree to be bound by the obligations set forth in this Agreement; or (b) as required by judicial or governmental request, requirement or order, provided that Recipient first immediately notifies the Disclosing Party of any such request, requirement or order so that the Disclosing Party may seek a protective order or other appropriate remedy. Recipient agrees to use reasonable care, but in no event less than the same degree of care that is used to protect its own confidential and proprietary information, to prevent the unauthorized use, disclosure, publication or dissemination of Confidential Information. Recipient agrees to accept and use Confidential Information for the sole purpose of evaluation of the Possible Transaction, and for no other purpose.

3.	Return of Confidential Information. Upon termination of this Agreement or within ten (10) business days after receipt of a written request, all Confidential Information in tangible formats shall he returned by the Recipient to the other Party or the Recipient shall certify in writing to the other Party that all such Confidential Information has been destroyed.

4.	Length of Obligation. Recipient shall safeguard Confidential Information furnished by the other Party for a period of twenty-four (24) months from the date of disclosure of any such Confidential Information.

5.	No Obligation to Complete Transaction. Neither the delivery nor the receipt of Confidential Information shall be interpreted as obligating either party to continue any discussions or negotiate or enter into any definitive agreement regarding a transaction. The Recipient understands that the other Party has not made nor is making any representation or warranty to the Recipient as to the accuracy or completeness of the Confidential Information delivered hereunder.

6.	No Solicitation. Bidder agrees that, for a period of twenty-four (24) months from the date of this Agreement, it and its affiliates will not knowingly, as a result of knowledge or inforu1ation obtained from the Disclosing Party’s Confidential Information or otherwise in connection with a Possible Transaction, directly or indirectly: (a) divert or attempt to divert any business or customer of the Client or its affiliates; or (b) employ, other than pursuant to a general solicitation of employment, or attempt to employ a key employee of the Client or any of its affiliates with whom Recipient has contact during the discussion, so long as such person remains employed by Client or any of its affiliates.

7.	Securities Laws. Bidder acknowledges that the Confidential Information may include material nonpublic information (within the meaning of the securities laws of the United States) with respect to

Client. Bidder hereby acknowledges that it is aware, and that it will advise its respective representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from the other party material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling the securities of Client or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of the other party in reliance upon such information. Bidder agrees not to use and will cause its representatives to agree not to use any Confidential Information of Client in violation of applicable securities laws.

8.	Standstill. Bidder agrees that beginning on the date of this Agreement and continuing for twenty-four (24) months after the date on which the parties terminate discussions concerning a potential transaction (the “Standstill Period”), neither Bidder nor any of its affiliates or representatives will in any manner, directly or indirectly, unless specifically invited in writing by the Client’s Board of Directors:

(a)	offer, seek, effect or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist any other person to offer, seek, effect or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of beneficial ownership of any securities issued by Client or its affiliates or any of Client’s or its affiliates’ assets; (ii) any tender or exchange offer, merger or other business combination involving Client or its affiliates; (iii) any recapitalization, restructuring, liquidation, dissolution or other similar transaction with respect to Client or its affiliates; or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or refrain from voting, any voting securities issued by Client or to solicit any consents of the stockholders of Client or its affiliates;

(b)	form, join or in any way participate in a “group” (as defined in the Securities Exchange Act of 1934, as amended) with respect to any securities issued by Client or its affiliates, or otherwise seek, alone or together with other persons, to control or influence the management, Board of Directors or policies of Client or its affiliates;

(c)	make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any extraordinary transaction involving Client or its securities or assets;

(d)	take any action that could require Client or its affiliates to make a public announcement regarding any of the types of transactions or matters set forth in paragraph (a);

(e)	agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clauses (a), (b), (c), or (d);

(f)	assist, advise, induce or encourage any other person to take any action of the type referred to in clauses (a), (b), (c), (d), or (e); or

(g)	enter into any discussion or arrangements with any third party with respect to any of the foregoing.

Bidder also agrees during the Standstill Period not to request Client (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 8 (including this sentence).

Bidder further agrees that unless otherwise directed by Client in writing (i) all communications with Client regarding a Possible Transaction, (ii) requests for additional information, facility tours, or management meetings, and(iii) discussions or questions regarding procedures with respect toa Possible Transaction, will be submitted or directed by Bidder or its representatives only to FOCUS Investment Banking LLC (“FOCUS”), as Client’s financial advisor, or a person or persons designated in writing by FOCUS.

The provisions of this Section 8 shall terminate upon the public announcement by Client that it has entered into a definitive agreement providing for the Possible Transaction with any person or persons. The expiration of this Section 8 shall not terminate or otherwise affect any of the other provisions of this letter agreement.

9.	Miscellaneous Provisions. This Agreement expresses the entire Agreement and understanding of the Parties with respect to the subject matter hereof. Each Party retains its entire right, title and interest, including all intellectual property rights, in and to all of its Confidential Information. Any disclosure of such Confidential Information hereunder shall not be construed as an assignment, grant, option, license or other transfer of any such right, title or interest whatsoever to the Recipient or any of its Representatives. The provisions of this Agreement are severable and the unenforceability of any provision of this Agreement shall not affect the enforceability of any other provision hereof. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. No failure or delay by either party to exercise its rights under this Agreement will operate as a waiver thereof. Neither party shall have the right to assign this Agreement without the prior written consent of the other party. Client is an express third-party beneficiary of this Agreement and is entitled to the rights and benefits hereunder and may enforce the provisions hereof as if it were a party hereto. The Parties agree that money damages would not be a sufficient remedy for any breach of this Agreement by the Recipient and that, in addition to all other remedies it may be entitled to, tl1e other Party shall be entitled to seek specific performance and injunction or other equitable relief as a remedy for any breach.

This Agreement is W1derstood and agreed to by the duly authorized representatives of the Parties:

FOCUS INVESTMENT BANKING LLC		BUCHER AND CHRISTIAN CONSULTING, INC. dba BCFORWARD

By:	/s/ George Shea	By:	/s/ Justin P. Christian
Name:	George Shea	Name:	Justin P. Christian
Title:	Managing Director	Title:	President & CEO
Date:	9/19/2023	Date:	9/14/2023